Exhibit (a)(1)(C)

VICOR CORPORATION

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

FOR REPLACEMENT OPTIONS

ELECTION FORM

THE OFFER EXPIRES AT 9:00 P.M., EASTERN TIME, ON JUNE 17, 2013 UNLESS THE OFFER IS EXTENDED.

Reference is made to that certain Offer to Exchange Certain Outstanding Options for Replacement Options, dated May 16, 2013 (as may be amended from time to time, the “Offer to Exchange”) of Vicor Corporation (the “Company,” “Vicor,” “our,” “us,” or “we”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Offer to Exchange.

Pursuant to the Offer to Exchange, Vicor is offering Eligible Participants the opportunity to exchange Eligible Options for Replacement Options (the “Option Exchange”). You may elect to participate in the Option Exchange by completing, signing, and returning this Election Form as set forth below. Before completing and signing this Election Form, please make sure you have received, read and understand the Offer to Exchange and related Offer Documents.

By completing, signing, and returning this Election Form you agree your participation in the Option Exchange will be subject to the terms and conditions set forth in the Offer to Exchange and related Offer Documents, each as may be amended from time to time. By completing, signing, and returning this Election Form, you further acknowledge and agree to all of the Terms of Election attached hereto as Exhibit A, including, without limitation, that the execution and delivery of this Election Form will constitute acceptance of your Replacement Options, if and when issued, and your agreement such Replacement Options will be subject to the terms and conditions set forth in the applicable form of Replacement Option Award Agreement and in the 2000 Plan, without any further action required by you.

BY COMPLETING, SIGNING, AND RETURNING THIS ELECTION FORM, YOU AGREE TO ALL TERMS AND CONDITIONS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

If you wish to participate in the Option Exchange, you must complete, sign and return this Election Form such that it is received by James A. Simms, Chief Financial Officer of the Company, before 9:00 p.m. Eastern Time on June 17, 2013 (or such later time and date as may apply if the Offer is extended). Election Forms received after this deadline will not be accepted. Election Forms may be submitted to Mr. Simms by facsimile to (978) 749-3439, email to option.plan.administrator@vicr.com, or hand delivery; provided, however, you must allow for delivery time based on the method of submission you choose to ensure Mr. Simms receives your Election Form by the deadline. Election Forms submitted by any other means, including interoffice mail and United States Mail (or other postal service) are not permitted and will not be accepted by us.

You may change your mind after you have submitted an Election Form and withdraw some or all of your Eligible Options from the Option Exchange at any time by the deadline on the Offer Expiration Date. You may elect to exchange additional Eligible Options, fewer Eligible Options, all of your Eligible Options or none of your Eligible Options, in each case on a grant-by-grant basis. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive by the deadline on the Offer Expiration Date.

To withdraw a previously made election any time prior to the deadline on the Offer Expiration Date, complete, sign, and return the Withdrawal Form delivered to you with the Offer Documents such that it is received by Mr. Simms before 9:00 p.m. Eastern Time on the Offer Expiration Date. Withdrawal Forms may be submitted to Mr. Simms by facsimile to (978) 749-3439, email to option.plan.administrator@vicr.com, or hand delivery; provided, however, you must allow for delivery time based on the method of submission you choose to ensure Mr. Simms receives your Withdrawal Form by the deadline. Withdrawal Forms submitted by any other means, including interoffice mail and United States Mail (or other postal service) are not permitted and will not be accepted by us.

If you choose to participate in the Option Exchange, please select the appropriate box below. Information on your Eligible Options has been provided to you with the Offer Documents. Additional copies of such information may be requested by emailing option.plan.administrator@vicr.com or calling Mr. Simms, at (978) 470-2900 (9:00 a.m. to 5:00 p.m. Eastern Time, Monday through Friday).

Once your Election Form is received by Mr. Simms, we intend to confirm the receipt of your election by email, or, if you do not have a corporate email address, to send a confirmation via U.S. Mail, within 48 hours of receipt. If you do not receive a confirmation, it is your responsibility to confirm Vicor has received your Election Form.

[SIGNATURE PAGE FOLLOWS]

☐ Yes, I wish to participate in the Option Exchange as to ALL of my Eligible Options.

All of my Eligible Options will be cancelled irrevocably on the Offer Expiration Date, currently expected to be June 17, 2013.

OR

☐ Yes, I wish to participate in the Option Exchange as to SOME of my Eligible Options, on a grant-by-grant basis, as listed below: (please list each Eligible Option grant you wish to exchange in the Offer)

ID Number	Grant Date	Exercise Price	Expiration Date	Shares Subject to Option

My Eligible Option grants that are specifically listed above will be cancelled irrevocably on the Offer Expiration Date, currently expected to be June 17, 2013.

SUBMIT NO LATER THAN 9:00 P.M., EASTERN TIME, ON JUNE 17, 2013 (UNLESS THE OFFER IS EXTENDED).

By completing, signing, and returning this Election Form you agree your participation in the Option Exchange will be subject to the terms and conditions set forth in the Offer to Exchange and related Offer Documents, each as may be amended from time to time. By completing, signing, and returning this Election Form, you further acknowledge and agree to all of the Terms of Election attached hereto as Exhibit A, including, without limitation, that the execution and delivery of the Election Form will constitute acceptance of your Replacement Options, if and when issued, and your agreement that such Replacement Options will be subject to the terms and conditions set forth in the applicable form of Replacement Option Award Agreement, without any further action required by you.

I acknowledge and agree to terms and conditions set forth in the Offer to Exchange and in the Terms of Election attached hereto as Exhibit A, including, without limitation, that the execution and delivery of this Election Form will constitute acceptance of my Replacement Options, if and when issued, and my agreement that such Replacement Options will be subject to the terms and conditions set forth in the applicable form of Replacement Option Award Agreement and in the 2000 Plan, without any further action required by me.

Eligible Participant Signature	Date and Time (indicate time zone)

Eligible Participant Name (Please print)

Eligible Participant Email Address

EXHIBIT A

VICOR CORPORATION

TERMS OF ELECTION

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OPTION EXCHANGE AS SET FORTH IN THE OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR REPLACEMENT OPTIONS, DATED MAY 16, 2013 (AS IT MAY BE AMENDED FROM TIME TO TIME, THE “OFFER TO EXCHANGE”). DEFINED TERMS USED HEREIN WITHOUT DEFINITION HAVE THE MEANINGS GIVEN TO SUCH TERMS IN THE OFFER TO EXCHANGE.

If you wish to participate in the Option Exchange, you must complete, sign and return the Election Form delivered to you with the Offer Documents such that it is received by James A. Simms, Chief Financial Officer of the Company, before 9:00 p.m. Eastern Time on June 17, 2013 (or such later time and date as may apply if the Offer is extended). Election Forms received after this deadline will not be accepted. In order to submit your Election Form to participate in this Offer, you will be required to acknowledge your agreement to all of the terms and conditions of the Offer as set forth in the Offer Documents, including, without limitation, the Terms of Election attached to the Election Form as Exhibit A. The Election Form may be submitted to Mr. Simms by facsimile to (978) 749-3439, email to option.plan.administrator@vicr.com, or hand delivery; provided, however, you must allow for delivery time based on the method of submission you choose to ensure Mr. Simms receives your Election Form by the deadline. Election Forms submitted by any other means, including interoffice mail and United States Mail (or other postal service) are not permitted and will not be accepted by us.

You can withdraw a previously made election any time during the Offer period by completing, signing, and returning the Withdrawal Form delivered to you with the Offer Documents such that it is received by Mr. Simms before 9:00 p.m. Eastern Time on the Offer Expiration Date. The Withdrawal Form may be submitted to Mr. Simms by facsimile to (978) 749-3439, email to option.plan.administrator@vicr.com, or hand delivery; provided, however, you must allow for delivery time based on the method of submission you choose to ensure Mr. Simms receives your Withdrawal Form by the deadline. Withdrawal Forms submitted by any other means, including interoffice mail and United States Mail (or other postal service) are not permitted and will not be accepted by us.

Once your Election Form and/or Withdrawal Form is received by Mr. Simms, we intend to confirm the receipt of your election and/or any withdrawal by email, or, if you do not have a corporate email address, to send a confirmation via U.S. Mail, within 48 hours of receipt. If you do not receive a confirmation, it is your responsibility to confirm Vicor has received your Election Form and/or any Withdrawal Form. If you fail to make a proper election with respect to your Eligible Options (on a grant-by-grant basis), your election will be rejected and Vicor will send you a notice of rejection by email, or, if you do not have a corporate email address, to send a confirmation via U.S. Mail, within 48 hours of receipt.

By electing to exchange your Eligible Options, you understand and agree to all of the following:

1.	I hereby agree to (i) accept the grant by Vicor of my Eligible Options indicated on my Election Form, to the extent not previously accepted and (ii) exchange my Eligible Options indicated on my Election Form for Replacement Options on the terms of the Offer as set forth in the Offer to Exchange of which I hereby acknowledge receipt. Each Eligible Option grant indicated on my Election Form(s) will be cancelled, on a grant-by-grant basis, on the Offer Expiration Date. Any Replacement Options will be granted to me on the Offer Expiration Date, in accordance with the terms of the Offer.

2.	The Offer is currently set to expire at 9:00 p.m. Eastern Time on June 17, 2013, unless Vicor, in its sole discretion, extends the period of time during which the Offer will remain open.

3.	If I cease to be an active employee or member of the Board of Directors of Vicor or its subsidiaries before the expiration of the Offer, I will not receive any Replacement Options. Instead, I will keep my current Eligible Options and they can be exercised or will expire in accordance with their terms.

4.

Until 9:00 p.m. Eastern Time on June 17, 2013 (unless the Offer is extended), I will have the right to withdraw the election that I have made with respect to all or some of my Eligible Options. HOWEVER,

AFTER THAT TIME I WILL HAVE NO ABILITY TO CHANGE MY ELECTION. The last properly submitted Election Form received by Vicor prior to the expiration of the Offer shall be binding. Until 9:00 p.m. Eastern Time on June 17, 2013 (unless the Offer is extended), I may withdraw my tendered Eligible Options at any time.

5.	The tender of my Eligible Options will constitute my acceptance of all of the terms and conditions of the Offer Documents. Acceptance by Vicor of my Eligible Options pursuant to the Option Exchange will constitute a binding agreement between Vicor and me upon the terms and subject to the conditions of the Offer Documents.

6.	I acknowledge and agree (i) Vicor utilizes E*TRADE for administration and transaction processing of all stock options granted under the 2000 Plan, and (ii) Vicor has established an E*TRADE transactional account in my name at no cost to me. Accordingly, I further acknowledge and agree that Replacement Options, if and when issued, will be reflected in my E*TRADE transactional account as being subject to the terms and conditions of the applicable form of Replacement Option Award Agreement, and no physical Replacement Option Award Agreement(s) will be provided to me. My execution and delivery of the Election Form will constitute acceptance of my Replacement Options and my agreement that such Replacement Options will be subject to the terms and conditions set forth in the applicable form of Replacement Option Award Agreement, without any further action by me.

7.	I am the registered holder of the Eligible Options tendered for exchange, and my name and other information appearing on the Election Form is true and correct.

8.	I am not required to tender my Eligible Options pursuant to the Option Exchange.

9.	Vicor makes no forecast or projection regarding the future trading prices of Vicor Common Stock. The trading price of Vicor Common Stock has been volatile and there can be no assurance that the price of Vicor Common Stock will increase after the Grant Date for the Replacement Options in the Option Exchange.

10.	VICOR AND/OR ANY INDEPENDENT PARTIES HIRED WITH RESPECT TO THE OPTION EXCHANGE CANNOT GIVE ME LEGAL, TAX OR INVESTMENT ADVICE WITH RESPECT TO THE OPTION EXCHANGE, AND I HAVE BEEN ADVISED TO CONSULT WITH MY PERSONAL LEGAL COUNSEL, ACCOUNTANT, FINANCIAL ADVISORS, AND TAX ADVISORS AS TO THE CONSEQUENCES OF PARTICIPATING OR NOT PARTICIPATING IN THE OPTION EXCHANGE.

11.	Under certain circumstances set forth in the Offer to Exchange, Vicor may terminate or amend the Option Exchange and postpone its acceptance of the Eligible Options I have elected to exchange. Should the Eligible Options tendered for exchange not be accepted for exchange, such options will continue to be outstanding and will retain their existing exercise prices, vesting schedules, and expiration dates.

12.	I understand: (i) the value of any shares of Vicor Common Stock obtained upon vesting and exercise of the Replacement Options granted pursuant to the Option Exchange is an extraordinary item which is outside the scope of my employment or service contract, if any and (ii) the Replacement Options and the shares acquired upon vesting or exercise are not part of normal or expected compensation for any purpose, including but not limited to purposes of calculating any severance, resignation, dismissal, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

13.	I understand no claim or entitlement to compensation or damages shall arise from forfeiture of the right to participate in the Option Exchange resulting from termination of my employment or service with Vicor or any of its subsidiaries (for any reason whatsoever and whether or not in breach of local labor laws), and I irrevocably release Vicor and its subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, I shall be deemed irrevocably to have waived my entitlement to pursue such claim.

14.

Regardless of jurisdiction or my place of legal residence, and regardless of any action that Vicor or its subsidiaries takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits, payment on account or other tax-related withholding related to the Option Exchange and the Replacement Options (“Tax-Related Items”), I understand the ultimate liability for all Tax-Related Items is and remains my sole responsibility and may exceed the amount actually withheld by Vicor or its subsidiaries, if any. I further acknowledge that Vicor and/or its subsidiaries (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option Exchange and the Replacement Options including, but not limited to, the exchange of Eligible Options, grant or vesting of the Replacement Options, the issuance of shares of Vicor Common Stock upon vesting and exercise of the Replacement Options or the subsequent sale of shares of Vicor Common Stock acquired pursuant to such issuance and (ii) do not commit to and are under no obligation to structure the terms of the Option Exchange or new Replacement Options to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, if I have become subject to tax in more than one jurisdiction between the Grant Date of the Replacement Options and the date of any relevant taxable or tax withholding event, as applicable, I acknowledge Vicor and/or any of its subsidiaries may be required to withhold or account for Tax-Related Items in more than one jurisdiction. In that regard, I authorize Vicor and/or any of its subsidiaries to withhold all Tax-Related Items legally payable by me pursuant to the terms of my Replacement Option Award Agreement(s) and the Vicor Corporation Amended and Restated Stock Option and Incentive Plan, as amended (the “2000 Plan”).

15.	I hereby explicitly and unambiguously consent to the collection, use, transfer or any other form of processing, in electronic or other form, of my personal data as described in the Offer to Exchange and my applicable Replacement Option Award Agreement(s) by and among, as applicable, Vicor and its subsidiaries for the exclusive purpose of implementing, administering and managing my participation in the Option Exchange and the 2000 Plan. I understand Vicor and my employer may hold certain personal information about me for this purpose, including, but not limited to, my name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any shares of or directorships held in Vicor or any of its subsidiaries, details of all options or any other entitlement to Vicor securities awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the exclusive purpose of implementing, administering and managing the 2000 Plan and the Option Exchange (collectively, “Personal Data”). I understand Personal Data will be transferred to any third party assisting in the implementation, administration and management of the 2000 Plan and the Option Exchange. I understand the recipients of the Personal Data may be located in my country or elsewhere including outside the European Economic Area, and the recipient’s country may have different, or no adequate level of, data privacy laws and protections than my country. I understand I may request a list with the names and addresses of any potential recipients of Personal Data by contacting my local human resources representative. I authorize Vicor and any other recipients of Personal Data which may assist Vicor (presently or in the future) with implementing, administering and managing the Option Exchange and the 2000 Plan to receive, possess, use, retain, transfer or process in any other way Personal Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in the Option Exchange and the 2000 Plan, including any requisite transfer of Personal Data as may be required to a broker or other third party with whom I may elect to deposit any shares issued upon vesting and exercise of the Replacement Options. I understand Personal Data will be held only as long as is necessary to implement, administer and manage my participation in the Option Exchange and the 2000 Plan. I understand I may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consent herein, in any case without cost, by contacting in writing my local human resources representative. I understand refusal or withdrawal of consent may affect my ability to participate in the Option Exchange and the 2000 Plan. I understand I may contact my local human resources representative for more information on the consequences of my refusal to consent or withdrawal of consent.

16.	I agree to accept as binding, conclusive and final, all decisions or interpretations of the Administrator upon any questions arising under the 2000 Plan or relating to my Eligible Options and/or Replacement Options.

I understand none of the officers or employees of Vicor or the Board of Directors of Vicor is making any recommendation as to whether I should exchange or refrain from exchanging my Eligible Options, and I must make my own decision whether to tender my Eligible Options, taking into account my own personal circumstances and preferences. I understand the Replacement Options may decline in value. I further understand past and current market prices of Vicor Common Stock may provide little or no basis for predicting what the market price of Vicor Common Stock will be in the event I elect to exchange my Eligible Options in accordance with the terms of the Option Exchange or at any other time in the future.

These Terms of Election do not constitute the Offer. The full terms of the Offer are described in (1) the Offer to Exchange; (2) these Terms of Election; (3) the 2000 Plan; and (4) the applicable forms of Replacement Option Award Agreements under the 2000 Plan.

DELIVERY OF YOUR ELECTION AND/OR WITHDRAWAL FORM OTHER THAN VIA FACSIMILE, EMAIL, OR HAND DELIVERY TO VICOR AS DISCUSSED ABOVE WILL NOT CONSTITUTE VALID DELIVERY.